FORM 8-K





                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549






                    Current Report Pursuant to Section 13
                    of the Securities Exchange Act of 1934





       Date of Report (Date Earliest Event reported)- April 30, 1997





                     Commission File Number     2-67419




                              CB BANCSHARES, INC.
            (Exact name of registrant as specified in its charter)




                 Hawaii                             99-0197163
        (State of Incorporation)       (IRS Employer Identification No.)




                201 Merchant Street, Honolulu, Hawaii  96813
                   (Address of principal executive offices)




                                (808) 546-2411
                        (Registrant's Telephone Number)

ITEM 5.  Other events

Refer to attachments I.

Attachment I.

Contact:     Daniel Motohiro            Wayne Miyao
             Senior Vice President      Senior Vice President
             CB Bancshares, Inc.        City Bank
             Ph: 808-546-2424           Ph: 808-535-2810

FOR IMMEDIATE RELEASE

HONOLULU, HI, APRIL 30, 1997 -- CB Bancshares, Inc. (NASDAQ: CBBI)elected four directors at the Company's Annual Meeting today: James M. Morita, recently retired Chairman and CEO of CB Bancshares; Ronald K. Migita, President and CEO of CB Bancshares; H. Clifton Whiteman, Director and Consultant to York Research Corporation; and Donald J. Andres, Director and Executive Vice President of M.A. Schapiro & Co., Inc.

At their meeting following the Annual Shareholders Meeting, the Board of CB Bancshares elected James H. Kamo to the position of Chairman of the Board of CB Bancshares. Mr. Kamo was also named to the position of Corporate Secretary.

Mr. Kamo was elected to CB Bancshares' Board of Directors in 1993 and has served as the Corporate Secretary since 1981. Mr. Kamo has been a member of the City Bank Board of Directors since 1976.

James M. Morita was elected Chairman Emeritus by the Board of Directors.

As reported earlier, Mr. Migita was appointed President and Chief Executive Officer of CB Bancshares. Prior to joining CB Bancshares, he was employed by Bank of Hawaii for 29 years, where he held the position of Executive Vice President before leaving in May of 1995 to join CB Bancshares. Mr. Migita has also been named Vice Chairman and Chief Executive Officer of City Bank.

The Company also announced that based on a reassessment of various operational and organizational issues, it was delaying the merger of its principal subsidiaries, International Savings and Loan and City Bank. The institutions are continuing to work together to integrate operations and increase efficiency in contemplation of the merger.

CB Bancshares provides a full range of banking products and services for small-to medium sized businesses and retail customers through its principal subsidiaries, City Bank and International Savings and Loan. The company, with 24 branches on the islands of Oahu, Maui and Hawaii, is the third-largest bank holding company headquartered in Hawaii with $1.4 billion in assets, $1.0 billion in loans and $1.0 billion in deposits.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                             CB Bancshares, Inc.
May 6, 1997                                  /s/ Daniel Motohiro
                                             Senior Vice President and
                                             Chief Financial Officer